Exhibit (a)(1)(E)

Offer to Purchase

Up to 195,000,000 of the Issued and Outstanding Shares of Common Stock

of

ALTABA INC.

In Exchange For

American Depositary Shares

of

Alibaba Group Holding Limited

Plus an Additional Amount in Cash

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 11, 2018, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). THE OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN SECTION 7 OF THE OFFER TO PURCHASE.

June 7, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 7, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), by Altaba Inc. (“Altaba” or the “Fund”), a non-diversified, closed-end management investment company organized as a Delaware corporation, to purchase up to 195,000,000 (approximately 24%) of the Fund’s issued and outstanding shares of its common stock, par value $0.001 per share (the “Shares”). For each Share accepted in the Offer, stockholders will receive: (i) 0.35 American Depositary Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”), which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs (the “ADS Portion”), and (ii) an amount in cash equal to the Alibaba VWAP (as defined below) multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest (the “Cash Portion” and, together with the ADS Portion, the “Offer Consideration”), upon the terms and subject to the conditions described in the enclosed Offer to Purchase and in the related Letter of Transmittal. Capitalized terms used in this letter but not defined herein have the meanings given in the Offer to Purchase.

Alibaba ADSs are listed on the New York Stock Exchange and trade under the symbol “BABA.” Each Alibaba ADS represents an ordinary share, par value $0.000025 per share, of Alibaba. The “Alibaba VWAP” (determined as described in the Offer to Purchase) means the daily volume-weighted average price for an Alibaba ADS, on the second trading day prior to the Expiration Date (the “Determination Date”). The Fund will announce the Alibaba VWAP and the Cash Portion of the Offer Consideration payable for Shares pursuant to the Offer by press release and on the Offer webpage described in the Offer to Purchase no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that the Fund has filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Offer.

Promptly after the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, accept for purchase, and will thereafter promptly purchase, all Shares properly tendered and not properly withdrawn in the Offer prior to the Expiration Date.

All Shares purchased in the Offer will be purchased for the Offer Consideration. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered may not be purchased if the number of Shares properly tendered in the Offer and not withdrawn prior to the Expiration Date exceeds 195,000,000. See Sections 1 and 6 of the Offer to Purchase.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date exceeds 195,000,000, the Fund will proceed as follows: (i) first, the Fund will purchase Shares from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); (ii) second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, the Fund will purchase Shares from all stockholders who properly tendered and did not properly withdraw prior to the Expiration Date, on a pro-rata basis, with appropriate adjustments to avoid the purchases of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until the Fund has purchased an aggregate number of Shares equal to 195,000,000; and (iii) third, only if necessary to permit the Fund to purchase an aggregate number of Shares equal to 195,000,000, the Fund will purchase Shares from holders who properly tender Shares and do not properly withdraw them prior to the Expiration Date conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date. See Sections 1, 3, 4 and 6 of the Offer to Purchase.

The Fund reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

We are the holder of record (directly or indirectly) of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information; you cannot use it to tender Shares we hold for your account.

Please instruct us, by completing the attached Instruction Form, as to whether you wish us to tender all or any portion of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You are urged to consult with your investment or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

2. The Offer is not conditioned upon the tender of any minimum number of Shares. The Offer is, however, subject to a number of other terms and conditions, including the conditions that: (i) the Fund shall have sold at least 10,000,000 Alibaba ADSs in the sale by the Fund of a portion of its Alibaba ADSs pursuant to sales in open market transactions and/or in private dispositions not executed or recorded on a public exchange or quotation service (such sales and additional sales to be conducted in the same manner shortly after the Expiration Date) and (ii) the SEC shall have granted an order, pursuant to the authority delegated to the SEC under Section 17(b) of the Investment Company Act of 1940 (the “1940 Act”), exempting the Offer from Section 17(a) of the 1940 Act to the extent necessary to permit participation in the Offer by any stockholder of the Fund who is an “affiliated person” of the Fund either (x) solely by reason of owning, controlling or holding the power to vote 5% or more of the Shares or (y) because it is a fund managed by one of the Fund’s external investment advisors. See Section 7 of the Offer to Purchase.

3. The Offer, proration period and withdrawal rights will expire at 11:59 p.m., New York City time, on July 11, 2018, unless the Offer is extended or withdrawn.

4. Except as set forth in Section 5 of the Offer to Purchase, the Fund will pay all stock transfer taxes or stamp duties on its purchase of Shares pursuant to the Offer. You should consult with us as to whether any other charges will apply as a result of your instruction to us to tender your Shares on your behalf.

5. If you are an Odd Lot Holder (as such term is defined in the Offer to Purchase), you may instruct us to tender on your behalf all of the Shares that you own prior to the Expiration Date, and given you check one of the boxes under the caption “Odd Lots” on the attached Instruction Form, the Fund, on the terms and subject to the conditions of the Offer, will accept all such Shares tendered for payment before any proration of the purchase of other tendered Shares.

6. If you wish to tender Shares subject to the condition that all or a specified minimum number of your Shares tendered must be purchased if any Shares tendered are purchased, you may elect to do so by completing the section captioned “Conditional Tender” in the attached Instruction Form.

7. If you wish to tender Shares, you should complete, sign and return to the Exchange Agent the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) in order to avoid U.S. federal income tax backup withholding of the gross proceeds paid to you pursuant to the Offer. See the “Important U.S. Federal Income Tax Information” section of the Letter of Transmittal for further information.

If you wish to have us tender all or any portion of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed.

If you authorize us to tender your Shares, we will tender all your Shares held by us unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. Please note that the Offer, proration period and withdrawal rights will expire at 11:59 p.m., New York City time, on July 11, 2018, unless the Offer is extended or withdrawn.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell or exchange Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that jurisdiction.

While the Fund’s Board of Directors has authorized the Offer, it has not made and is not making, and none of the Fund, the Fund’s affiliates or subsidiaries, the Fund’s investment advisors, the Dealer Manager, the Information Agent or the Exchange Agent has made, or is making, any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2 of the Offer to Purchase. You are urged to consult with your own tax advisors, financial advisors and/or brokers.

The Fund’s directors and executive officers have informed the Fund that they do not intend to tender any Shares in the Offer.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase

Up to 195,000,000 of the Issued and Outstanding Shares of Common Stock

of

ALTABA INC.

In Exchange For

American Depositary Shares

of

Alibaba Group Holding Limited

Plus an Additional Amount in Cash

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 7, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), by Altaba Inc. (“Altaba” or the “Fund”), a non-diversified, closed-end management investment company organized as a Delaware corporation, to purchase up to 195,000,000 (approximately 24%) of the Fund’s issued and outstanding shares of its common stock, par value $0.001 per share (the “Shares”). For each Share accepted in the Offer, stockholders will receive: (i) 0.35 American Depository Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”), which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs (the “ADS Portion”), and (ii) an amount in cash equal to the Alibaba VWAP (as defined below) multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest (the “Cash Portion” and, together with the ADS Portion, the “Offer Consideration”), upon the terms and subject to the conditions described in the enclosed Offer to Purchase and in the related Letter of Transmittal. Capitalized terms used in these instructions but not defined herein have the meanings given in the Offer to Purchase.

Alibaba ADSs are listed on the New York Stock Exchange and trade under the symbol “BABA.” Each Alibaba ADS represents an ordinary share, par value $0.000025 per share, of Alibaba. The “Alibaba VWAP” (determined as described in the Offer to Purchase) means the daily volume-weighted average price for an Alibaba ADS, on the second trading day prior to the Expiration Date (the “Determination Date”). The Fund will announce the Alibaba VWAP and the Cash Portion of the Offer Consideration payable for Shares pursuant to the Offer by press release and on the Offer webpage described in the Offer to Purchase no later than 4:30 p.m., New York City time, on the Determination Date (July 9, 2018 based on the current Expiration Date). Such press release will also be filed as an amendment to the Schedule TO-I that the Fund has filed with the U.S. Securities and Exchange Commission relating to the Offer.

Promptly after the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, accept for purchase, and will thereafter promptly purchase, all Shares properly tendered and not properly withdrawn in the Offer prior to the Expiration Date.

The undersigned hereby instruct(s) you to tender to the Fund the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Fund, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Fund as provided in the Offer to Purchase; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Shares is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer to Purchase and the Letter of Transmittal; (5) any foreign exchange obligations triggered by the undersigned’s tender of Shares or the receipt of proceeds are solely his or her responsibility; and (6) regardless of any action that the Fund takes with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Fund to withhold all applicable Tax Items legally payable by the undersigned. The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Fund, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS

(CHECK ONLY ONE BOX):

Check the box if the undersigned wishes to tender ALL of the undersigned’s Shares:

☐	CHECK HERE TO TENDER ALL SHARES

OR

Check the box if the undersigned wishes to tender SOME of the undersigned’s Shares:

☐	CHECK HERE TO TENDER THE FOLLOWING NUMBER OF SHARES: *

*	If left blank, or if the undersigned checked the box to tender all of the undersigned’s Shares above, it will be assumed that all Shares held by us for the undersigned’s account are to be tendered. If the undersigned checked the box to tender all of the undersigned’s Shares above, any number entered in this section will be disregarded.

CHECK ONE, AND ONLY ONE, BOX ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

ODD LOTS

(See Section 1 of the Offer to Purchase and Section 6 of the Letter of Transmittal)

Under certain conditions, stockholders holding a total of fewer than 100 Shares may have their Shares accepted for purchase before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s) Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of such Shares.

CONDITIONAL TENDER

(See Section 6 of the Offer to Purchase and Section 7 of the Letter of Transmittal)

A tendering stockholder may condition his or her tender of Shares upon the Fund purchasing all or a specified minimum number of the Shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares you indicate below is accepted for purchase by the Fund pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be accepted for purchase from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors before completing this section. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares. Unless the following box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased from me, if any are purchased from me, is Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, the Fund may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked the box below:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):

(Please Type or Print)

Taxpayer Identification or Social Security Number:

Address(es):

Zip Code(s):

Daytime Area Code and Telephone Number:

Dated: , 2018